Exhibit 4.11

AMENDMENT NO. 3

TO

CREDIT AGREEMENT

This AMENDMENT NO. 3 to CREDIT AGREEMENT (this “Amendment”), dated as of April 7, 2010, is entered into by and among AAR Corp. (the “Company”), the financial institutions party hereto (the “Lenders”), and Bank of America, N.A. (as successor by merger to LaSalle Bank National Association), as Administrative Agent (the “Administrative Agent”).  Each capitalized term used herein and not otherwise defined herein shall have the meaning given to it in the below-defined Credit Agreement.

WITNESSETH

WHEREAS, the Company, certain Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of August 31, 2006 (as the same has been or may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Banc of America Securities LLC currently acts as lead arranger for the credit facility; and

WHEREAS, the Company wishes to amend the Credit Agreement in certain respects and the Required Lenders and the Administrative Agent are willing to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Administrative Agent and the Required Lenders hereby agree as follows:

SECTION 1.           Amendment to Credit Agreement.  Effective as of the date first above written, and subject to the satisfaction of the conditions to effectiveness set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

(a)           Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions in the appropriate alphabetical order:

Aviation Worldwide Acquisition means the acquisition of all of the Capital Securities of Aviation Worldwide Services, L.L.C. and EP Aviation, LLC pursuant to and as contemplated by the Aviation Worldwide Acquisition Documents.

Aviation Worldwide Acquisition Agreement means the Membership Interest Purchase Agreement, dated as of March 25, 2009, by and among Xe Services LLC, AAR Airlift, LLC and AAR Corp., as amended as of April 7, 2010.

Aviation Worldwide Acquisition Documents means the Aviation Worldwide Acquisition Agreement, and each of the Ancillary Agreements (as defined therein), and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time.

Aviation Worldwide Group means AAR Airlift, LLC, a Delaware limited liability company, Aviation Worldwide Services, L.L.C., a Florida limited liability company, EP Aviation, LLC, a Delaware limited liability company, and each of their respective Subsidiaries.

Huntington Debt means the Debt of any of the Aviation Worldwide Group owed to The Huntington National Bank, and its successors and assigns.

2010 Credit Agreement means a Credit Agreement, expected to be entered into by and among the Company, the lenders party thereto, and Bank of America, as Administrative Agent, providing for a $75,000,000 revolving credit facility, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(b)           The definition of “EBITDA” set forth in Section 1.1 of the Credit Agreement is hereby amended to insert immediately before the phrase “in each case” the following:

“and transaction costs in an aggregate amount not to exceed $4,000,000 incurred in connection with the Aviation Worldwide Acquisition, the Huntington Debt and the 2010 Credit Agreement and transaction costs incurred in connection with the issuance by the Company of high-yield debt or equity”.

(c)           The definition of “Fixed Charge Coverage Ratio” set forth in Section 1.1 of the Credit Agreement is hereby amended to delete therefrom the phrase “(excluding (A) the Revolving Loans)” and to substitute therefor the phrase “(excluding (A) the Revolving Loans, revolving loans under the 2010 Credit Agreement and revolving loans under the Huntington Debt).”

(d)           Section 2.1.2 of the Credit Agreement is hereby amended to delete the reference to “$20,000,000” and to substitute therefor the following:  “$25,000,000”.

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(e)           Section 2.3.1 of the Credit Agreement is hereby amended to add at the end of the third sentence immediately following the phrase “in whole or in part” the following:

“provided further that the expiration date of a Letter of Credit or Letters of Credit in the aggregate Stated Amount of up to $5,000,000 may extend until August 31, 2013 provided such Letter or Letters of Credit are Cash Collateralized between six months after the Termination Date and August 31, 2013 in an amount equal to 125% of the stated face amount thereof and remain Cash Collateralized in such fashion until the termination or expiration of such Letter or Letters of Credit and the full repayment of all amounts owing under or in connection therewith”.

(f)            Section 9.6 of the Credit Agreement is hereby amended by adding the following at the beginning thereof:

“Except as set forth on Schedules 5.8 and 5.9 of the Aviation Worldwide Acquisition Agreement,”.

(g)           Section 11.1(h) of the Credit Agreement is hereby amended by adding the following at the end thereof:

“and the Huntington Debt in an aggregate principal amount not to exceed $65,000,000 at any time outstanding”.

(h)           Section 11.2(g) of the Credit Agreement is hereby amended by adding the following at the end thereof:

“and the Liens on the assets of the Aviation Worldwide Group securing the Huntington Debt”

(i)            Section 11.6(c) of the Credit Agreement is hereby amended to delete therefrom the parenthetical set forth therein that begins “(excluding the aggregate consideration paid by the Company pursuant to the Brown International Acquisition Documents)” and to substitute therefor the following:

(excluding the aggregate consideration paid by the Company or one of its Subsidiaries pursuant to the Brown International Acquisition Documents, the Reebaire Aircraft Acquisition Documents, the Avborne Acquisition Documents, the Summa Acquisition Documents, and, so long as the aggregate consideration therefor does not exceed $200,000,000 plus any increase thereto pursuant to Section 3.2 of the Aviation Worldwide Acquisition Agreement, the Aviation Worldwide Acquisition Documents)

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(j)            Section 11.9 of the Credit Agreement is hereby amended by replacing each occurrence of the term “Acquired Debt” therein with the terms “Acquired Debt, the Huntington Debt”.

(k)           AAR Airlift, LLC, a Delaware limited liability company, Aviation Worldwide Services, L.L.C., a Florida limited liability company, EP Aviation, LLC, a Delaware limited liability company, and each of their respective Subsidiaries, each is and hereafter shall be deemed a Restricted Subsidiary for all purposes under the Credit Agreement.

SECTION 2.           Condition of Effectiveness.  This Amendment shall become effective and be deemed effective as of the date hereof, subject to the satisfaction of the conditions precedent that the Administrative Agent shall have received each of the following:

(a)           counterparts of this Amendment executed by the Company and those Lenders that are required to be signatories hereto;

(b)           such other documents as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; and

(c)           the Administrative Agent shall have received from the Company in immediately available funds, for the ratable benefit of those Lenders (the “Delivering Lenders”) that deliver to the Administrative Agent their executed signature pages hereto no later than 5:00 p.m. Chicago time on April 6, 2010 (with delivery determined by the Administrative Agent in its sole discretion), an amendment fee equal to 0.30% times the aggregate of the Commitments of the Delivering Lenders as of April 6, 2010, which amendment fee shall be fully earned as of the effective date hereof and shall be nonrefundable once paid.

SECTION 3.           Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a)           The Credit Agreement, as amended by this Amendment constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

(b)           Upon the effectiveness of this Amendment, the Company hereby (i) represents that no Event of Default or Unmatured Event of Default exists under the terms of the Credit Agreement, (ii) reaffirms all covenants, representations and warranties made in the Credit Agreement, and (iii) agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the Lenders or the Administrative Agent under the Credit Agreement or any related document, instrument or agreement.  The Administrative Agent and the Lenders expressly reserve all of their rights and remedies, including the right to institute enforcement actions in consequence of any existing Events of Default or Unmatured Events of Default not waived hereunder or otherwise at any time without further notice, under the Credit Agreement, all other documents, instruments and agreements executed in connection therewith, and applicable law.

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SECTION 4.           Effect on the Credit Agreement.

(a)           Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

(b)           Except as specifically amended and modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect, and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall neither, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

SECTION 5.           Costs and Expenses.  The Company agrees to pay on demand all reasonable costs, fees and out-of-pocket expenses (including attorneys’ fees, costs and expenses charged to the Administrative Agent) incurred by the Administrative Agent and the Lenders in connection with the preparation, arrangement, execution and enforcement of this Amendment.

SECTION 6.           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to conflicts of law provisions of the State of Illinois.

SECTION 7.           Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 8.           Counterparts.  This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A facsimile copy of a signature hereto shall have the same effect as the original thereof.

SECTION 9.           No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Amendment.  In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.

The remainder of this page is intentionally blank.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

AAR CORP.

By:	/s/ Timothy J Romenesko
Name:	Timothy J. Romenesko
Title:	President

Signature Page to Amendment No. 3 to

AAR Corp. Credit Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ Robert Hamman
Name:	Robert Hamman
Title:	Vice President

Signature Page to Amendment No. 3 to

AAR Corp. Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Andrew T. Cavallari
Name:	Andrew T. Cavallari
Title:	Vice President

Signature Page to Amendment No. 3 to

AAR Corp. Credit Agreement

NATIONAL CITY BANK, as a Lender

By:	/s/ Jon R. Hinard
Name:	Jon R. Hinard
Title:	Senior Vice President

Signature Page to Amendment No. 3 to

AAR Corp. Credit Agreement

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Jake Goldstein
Name:	Jake Goldstein
Title:	Vice President

Signature Page to Amendment No. 3 to

AAR Corp. Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Robert R. Bourke
Name:	Robert R. Bourke
Title:	Senior Vice President

Signature Page to Amendment No. 3 to

AAR Corp. Credit Agreement